AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CHARDAN ACQUISITION CORP.,

SHAREHOLDERS OF CHARDAN ACQUISITION CORP.,

CHINA DREDGING GROUP CO., LTD.

AND

SHAREHOLDERS OF CHINA DREDGING GROUP CO., LTD.

Dated as of October 27, 2010

i

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of October 27, 2010, is made by and among Chardan Acquisition Corp., a British Virgin Islands corporation (“Chardan Corp.”), Kerry Propper and Chardan Capital Markets, LLC (collectively, the “Chardan Shareholders”), China Dredging Group Co., Ltd., a company organized under the laws of the British Virgin Islands (the “Company”), and each of the Persons listed on  Schedule II  hereto who are shareholders of the Company (collectively, the “Shareholders,” and individually a “Shareholder”).

BACKGROUND

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company and Chardan Corp. desire to enter into a business combination transaction pursuant to which Chardan Corp. will merge with and into the Company (the “Merger”);

WHEREAS, the Merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended;

WHEREAS, the Boards of Directors and shareholders of both the Company and Chardan Corp. have determined that the Merger is advisable and in the best interests of their respective shareholders, upon the terms and subject to the conditions set forth herein;

WHEREAS, such Boards of Directors and shareholders of both the Company and Chardan have approved the Merger, pursuant to which each of the 50,000 issued and outstanding ordinary shares of Chardan Corp., $0.001 par value per share (the “Chardan Ordinary Shares”) shall be converted into ordinary shares of the Company, no par value per share (the “Company Ordinary Shares”) as set forth below and no cash or other consideration shall be delivered in conversion therefor; and

WHEREAS, following the closing of the Merger (but concurrent with the Private Placement (as defined herein), the shareholders of Chardan Corp. (the “Chardan Shareholders”) shall own an aggregate of 500,000 Company Ordinary Shares (as defined herein), representing 0.95% of the issued and outstanding Company Ordinary Shares of the Surviving Corporation (as defined herein) and the Shareholders shall own an aggregate of 52,177,323 of Company Ordinary Shares, representing approximately 99.05% of the issued and outstanding Company Ordinary Shares of the Surviving Corporation; and

WHEREAS, such Merger shall close immediately prior to an offering (the “Private Placement”) pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) by and among the Company and named Purchasers (the “Purchasers”) therein in connection with a private placement of an amount up to $50,000,000 or such higher amount as mutually agreed (the “Offering Amount”) of convertible preferred shares of the Company (the “Convertible Preferred Shares”), each convertible into one (1) share of the Company’s Ordinary Shares at a conversion price of $5.00 per share, subject to certain adjustments from time to time (the “Conversion Price”).

NOW THEREFORE in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION I
DEFINITIONS

Unless the context otherwise requires, the terms defined in this Section I will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

1.1           “Accredited Investor” has the meaning set forth in Regulation D under the Securities Act and set forth on Exhibit A.

1.2            “Chardan Balance Sheet” means Chardan Corp.’s balance sheet at September 30, 2010.

1.3           “Chardan Board” means the Board of Directors of Chardan Corp.

1.4           “Chardan Ordinary Shares” means Chardan Corp.’s ordinary shares, par value US $0.001 per share.

1.5           “Company Shares” means the Company Ordinary Shares being issued to the Chardan Shareholders pursuant to the Merger.

1.6           “Affiliate” shall mean, with respect to any Person, any other Person that (a) directly or indirectly, whether through one or more intermediaries or otherwise, controls or is controlled by or is under common control with such Person.  For purposes of this definition, “control” (including with correlative meanings “controlled by” and “under common control with”) of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.  For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

1.7           “Agreement” means this Agreement and Plan of Merger, including all Schedules and Exhibits hereto, as this Agreement and Plan of Merger may be from time to time amended, modified or supplemented.

1.8           “Chardan Indemnified Person” has the meaning set forth in Section 11.1.

1.9           “Closing Date” has the meaning set forth in Section 3.

1.10         “Code” means the Internal Revenue Code of 1986, as amended.

1.11         “Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act and the Exchange Act.

1.12         “Company” means China Dredging Group Co., Ltd., a company organized under the laws of the British Virgin Islands and having the registration number 1580676.

1.13         “Company Board” means the Board of Directors of the Company.

1.14         “Company Indemnified Person” has the meaning set forth in Section 11.2.

1.15         “Company Ordinary Shares” means the Company’s ordinary shares, no par value per share.

1.16         “Equity Security” means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

1.17         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.18         “Exchange Act” means the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will then be in effect.

1.19         “Exhibits” means the several exhibits referred to and identified in this Agreement.

1.20         “Form 20-F” means a Shell Report on Form 20-F under the Exchange Act.

1.21         “GAAP” means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person’s past practices.

1.22         “Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

1.23         “HK Company” means China Dredging (HK) Co., Ltd., a company organized under the laws of Hong Kong.

1.24         “Indebtedness” means any obligation, contingent or otherwise.  Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

1.25         “Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

1.26         “Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

1.27         “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code or similar statutes of any jurisdiction and including any lien or charge arising by Law.

1.28         “Material Chardan Contract” means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of Chardan Corp., of the type and nature that Chardan Corp. is required to file with the Commission.

1.29         “MCP Agreements” means the following agreements (each an “MCP Agreement”) dated as of June 30, 2010: (i) the Power of Attorney pursuant to which Qing Lin and Panxing Zhuo grant to Fujian WangGang Dredging Construction Co., Ltd. shareholder powers related to their shareholdings in Wonder Dredging Engineering LLC; (ii) the Power of Attorney pursuant to which Wonder Dredging Engineering Ltd. grants to Fujian WangGang Dredging Construction Co., Ltd. shareholder powers related to its shareholding in Fujian Xing Gang Port Service Limited; (iii) the Contracted Management Agreement between Fujian WangGang Dredging Construction Co., Ltd., Wonder Dredging Engineering Ltd. and Fujian Xing Gang Port Service Limited; (iv) the Equity Interest Pledge Agreement between Qing Lin and Panxing Zhuo, Fujian WangGang Dredging Construction Co., Ltd. and Wonder Dredging Engineering Ltd.; (v) Contract Relating to the Exclusive Purchase Right of Equity Interest between Wonder Dredging Engineering Ltd., Fujian WangGang Dredging Construction Co., Ltd. and Fujian Xing Gang Port Service Limited; and (vi) the Letter of Commitment from Wonder Dredging Engineering Ltd. to Fujian WangGang Dredging Construction Co., Ltd. regarding the draw of the dividend declared on May 27, 2010 by the shareholders of Fujian Xing Gang Port Service Limited.

1.30         “Material Adverse Effect” means, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of Chardan Corp. or the Company, as the case may be, in each case taken as a whole or (b) materially impair the ability of Chardan Corp. or the Company, as the case may be, to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which Chardan Corp. or the Company, as the case may be, operate or (c) result in litigation, claims, disputes or property loss that would prohibit or otherwise materially interfere with the ability of any party to this Agreement to perform any of its obligations under this Agreement in any material respect.

1.31         “Operating Company” means Fujian Xing Gang Port Service Co., Ltd.

1.32         “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

1.33         “Organizational Documents” means (a) the Memorandum and Articles of Association or articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

1.34         “Permitted Liens” means (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; (d) Liens on any property leased by the Company or any of its subsidiaries; and (d) Liens that would not have a Material Adverse Effect.

1.35         “Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

1.36         “PRC” means the People’s Republic of China, excluding Taiwan, Hong Kong and Macau.

1.37         “PRC Companies” means Fujian Wanggang Dredging Construction Co., Ltd. and Fujian Xing Gang Port Service Co., Ltd., both of which were organized under the laws of the PRC.

1.38         “Private Placement” has the meaning set forth in the Recitals.

1.39         “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

1.40         “Purchase Agreement” has the meaning set forth in the Recitals.

1.41         “RMB” means the currency of the PRC.

1.42         “Rule 144” means Rule 144 under the Securities Act, as the same may be amended from time to time, or any successor statute.

1.43         “Schedules” means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.

1.44         “SEC Documents” has the meaning set forth in Section 6.24.

1.45         “Section 4(2)” means Section 4(2) under the Securities Act, as the same may be amended from time to time, or any successor statute.

1.46         “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

1.47         “Merger” has the meaning set forth in the Recitals.

1.48         “Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership or limited liability company; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

1.49         “Survival Period” has the meaning set forth in Section 11.1.

1.50         “Taxes” means with respect to any applicable jurisdiction, all national-level, state-level or local-level taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

1.51         “Tax Group” means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which Chardan Corp. is now or was formerly a member.

1.52         “Tax Return” means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.53         “Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

1.54         “U.S.” means the United States of America.

1.55         “U.S. Dollars” or “US $” means the currency of the United States of America.

SECTION II
THE MERGER

2.1           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, in accordance with BVI Business Companies Act, 2004 (“BVI Law”), Chardan Corp. shall be merged with and into the Company at the Effective Time (as defined below).  From and after the Effective Time, the separate corporate existence of Chardan Corp. shall cease and the Company, as the surviving corporation in the Merger, shall continue its existence under the laws of the British Virgin Islands.  The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2         Effective Time.  On the Closing Date (as defined below), subject to the terms and conditions set forth in this Agreement, the parties shall cause the Merger to be consummated by filing the Articles and Plan of Merger with the British Virgin Islands Registrar of Corporate Affairs, in accordance with the relevant provisions of BVI Law  (the “Articles and Plan of Merger”), in such forms as required by and executed in accordance with the relevant provisions of BVI Law (the date and time of such filing, or such later date and time as may be specified in the Articles and Plan of Merger by mutual agreement of the Company and Chardan Corp., being the “Effective Time”).

2.3         Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of the BVI Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Chardan Corp. shall vest in the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company set forth in this Agreement to be performed after the Closing.

2.4         Memorandum and Articles of Association of the Surviving Corporation.  At the Effective Time, and without further action on the part of the parties hereto, the Memorandum and Articles of Association of the Company in effect immediately prior to the Effective Time, shall be the Memorandum and Articles of Association of the Surviving Corporation, in each case, until thereafter amended as provided by the BVI Law.  Notwithstanding the foregoing, the parties hereto agree that the Memorandum and Articles of Association of the Surviving Corporation shall be amended at the Effective Time to conform to Exhibit B.

2.5         Conversion of Capital Shares.  At the Effective Time, by virtue of the Merger and without any action of the part of Chardan Corp. or the Company or their respective shareholders:

(a)           Each issued and outstanding Company Ordinary Share shall remain issued and outstanding and shall thereafter represent one fully paid and nonassessable ordinary share, no par value per share, of the Surviving Corporation;

(b)           Each of the Chardan Ordinary Shares will be converted into [10] fully paid and nonassessable Company Shares in accordance with Schedule I and the register of members of the Surviving Corporation shall be updated to reflect the conversion;

(c)           Each issued share of Chardan Corp. shall be cancelled and retired, and no payment shall be made in respect thereof;

(d)           As of the Effective Time, all shares of Chardan Corp. shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Chardan Shareholder holding a certificate (each, a “Certificate”) representing any such Chardan Ordinary Shares shall cease to have any rights with respect thereto.  At the Effective Time, the register of members of Chardan Corp. shall be closed and no further registration of transfers of Chardan Ordinary Shares shall thereafter be made.

2.6         Cancellation of Chardan Ordinary Shares.  The Company Shares issued pursuant to Section 2.6 herein shall be delivered to each Chardan Shareholder only upon the cancellation of the Chardan Ordinary Shares on the share register.

2.7         No Further Ownership Rights.  The conversion of shares of Chardan Ordinary Shares in accordance with the terms of this Section 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to such Chardan Ordinary Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Chardan Ordinary Shares which were outstanding immediately prior to the Effective Time.

2.8         No Liability.  Notwithstanding anything to the contrary in this Agreement, neither the Company nor the Surviving Corporation shall be liable to a holder of Chardan Ordinary Shares in respect of any Company Ordinary Shares (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.9         Tax-Free Reorganization. The Company and Chardan Corp. intend to adopt this Agreement as a “plan of reorganization” and, to the extent permitted by law, treat the Merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended. The parties acknowledge and agree, however, that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is determined not to qualify as a reorganization under Section 368 of the Code.

SECTION III
CLOSING DATE

3.1         Closing Date.  Subject to the satisfaction or waiver of the conditions set forth in Sections 8 and 9 herein,  the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Eastern Time on the day all of the closing conditions set forth in Sections 8 and 9 herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”), at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154.

SECTION IV
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND
CHARDAN CORP. SHAREHOLDERS

4.1         Representations and Warranties of Shareholders.  Subject to the disclosures contained in the relevant Schedules attached hereto, each Shareholder, severally and not jointly, hereby represents and warrants to Chardan Corp. as follows:

4.1.1         Authority.  Such Shareholder has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which such Shareholder is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which such Shareholder is a party, and to perform such Shareholder’s obligations under this Agreement and each of the Transaction Documents to which such Shareholder is a party, except for the failure to perform any obligation that would not have a Material Adverse Effect.  This Agreement has been, and each of the Transaction Documents to which such Shareholder is a party will be, duly and validly authorized and approved, executed and delivered by such Shareholder.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than such Shareholder, this Agreement is, and each of the Transaction Documents to which such Shareholder is a party have been, duly authorized, executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

4.1.2         No Conflict.  Neither the execution or delivery by such Shareholder of this Agreement or any Transaction Document to which such Shareholder is a party, nor the consummation or performance by such Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of such Shareholder (if such Shareholder is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Shareholder is a party or by which the properties or assets of such Shareholder are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which such Shareholder, or any of the properties or assets of such Shareholder, may be subject, except, for any such contraventions, conflicts, violations or other occurrences as would not have a Material Adverse Effect.

4.1.3         Litigation.  There is no pending Proceeding against such Shareholder that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of such Shareholder, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.1.4         No Brokers or Finders.  To the knowledge of the Shareholder, except for Chardan Capital Markets, LLC in connection with the Private Placement, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against such Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

4.2         Representations and Warranties of Chardan Shareholders.  Each Chardan Shareholder, severally and not jointly, hereby represents and warrants, solely with respect to itself and not any other Shareholder, to the Company as follows:

4.2.1         Authority.  Each Chardan Shareholder has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which such Chardan Shareholder is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which such Chardan Shareholder is a party, and to perform such Chardan Shareholder’s obligations under this Agreement and each of the Transaction Documents to which such Chardan Shareholder is a party.  This Agreement has been, and each of the Transaction Documents to which such Chardan Shareholder is a party will be, duly and validly authorized and approved, executed and delivered by such Chardan Shareholder.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than such Chardan Shareholder, this Agreement is, and each of the Transaction Documents to which such Chardan Shareholder is a party have been, duly authorized, executed and delivered by such Chardan Shareholder and constitutes the legal, valid and binding obligation of such Chardan Shareholder, enforceable against such Chardan Shareholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

4.2.2         Acknowledgment.  Each Chardan Shareholder severally understands and agrees that the Company Shares to be issued pursuant to this Agreement and the Merger have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Company Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D for offers and sales to accredited investors.

4.2.3         Status.  By its execution of this Agreement, each Chardan Shareholder, severally and not jointly, represents and warrants to the Company that such Chardan Shareholder is an Accredited Investor. Each Chardan Shareholder understands that the Company Shares are being issued to such Chardan Shareholder in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Chardan Shareholder set forth in this Agreement, in order that the Company may determine the applicability and availability of the exemptions from registration of the Company Shares on which the Company is relying.

4.2.4      Additional Representations and Warranties of Accredited Investors.  Each Chardan Shareholder, severally and not jointly, further makes the representations and warranties to the Company set forth on Exhibit C.

4.2.5      Stock Legends.  Each Chardan Shareholder hereby agrees with the Company as follows:

(a)           The certificates evidencing the Company Shares issued to the Chardan Shareholders, and each certificate issued in transfer thereof, will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(b)           Other Legends.  The certificates representing such Company Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable Law, including, without limitation, any U.S. state corporate and state securities law, or contract.

SECTION V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures contained in the relevant Schedules attached hereto, the Company represents and warrants to Chardan Corp. as follows:

5.1         Organization; Qualification and Licenses.

5.1.1        The Company is duly incorporated and validly existing under the laws of the British Virgin Islands, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to own, hold and operate its properties and assets as now owned, held and operated by it and to enter into this Agreement, to carry out the provisions hereof, except as would not have a Material Adverse Effect on the transactions contemplated hereby.

5.2         Subsidiaries.  Except for the PRC Companies and the HK Company and as set forth on Schedule 5.2, the Company does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

5.3         Organizational Documents.

5.3.1        The copies of the Memorandum and Articles of Association of the Company adopted on April 14, 2010 and the documents which constitute all other Organizational Documents of the Company, that have been delivered to Chardan Corp. prior to the execution of this Agreement are true and complete and have not been amended or repealed.  The Company is not in violation or breach of any of the provisions of its Organizational Documents.  At the Effective Time, the Company shall amend its Memorandum and Articles of Association to conform to Exhibit B.

5.4         Authorization, Validity and Enforcement of Agreements.  Except as would not have a Material Adverse Effect on the transactions contemplated hereby, the Company has all requisite authority and power (corporate and other) and third party authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Company is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Company is a party, to perform its obligations under this Agreement and each of the Transaction Documents to which the Company is a party, and to record the transfer of the Shares and the delivery of the new certificates, if any, representing the Shares registered in the name of Chardan Corp.  The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party have been duly authorized by all necessary corporate action and do not require from the Company Board or the Shareholders any consent or approval that has not been validly and lawfully obtained.  The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person, except as would not have a Material Adverse Effect on the transactions contemplated hereby.

5.5         No Conflict or Violation.  Neither the execution nor the delivery by the Company of this Agreement or any Transaction Document to which the Company is a party, nor the consummation or performance by the Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Company is a party or by which the properties or assets of the Company is bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Company, or any of the properties or assets owned or used by the Company, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Company or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Company, except for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

5.6         Binding Obligations.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than the Company, this Agreement and each of the Transaction Documents to which the Company is a party are duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

5.7         Capitalization and Related Matters.

5.7.1         Capitalization of the Company. The Company is authorized to issue a maximum of the Company consists of 250,000,000 shares, comprised of 225,000,000 authorized Ordinary Shares and 25,000,000 authorized Class A Preferred Shares, of which 52,177,323 Ordinary Shares are issued and outstanding.  At the Closing Date, the Company will have sufficient authorized and unissued Company Ordinary Shares to consummate the transactions contemplated hereby and by the Private Placement.  Other than as contemplated by the Purchase Agreement related to the Private Placement and as except set forth on Schedule 5.7.1, there are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock.  Other than as contemplated by the Purchase Agreement related to the Private Placement, there are no outstanding shareholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the Company.  Other than as contemplated by the Purchase Agreement related to the Private Placement, there are no outstanding shareholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the Company.  To the knowledge of the Company, the issuance of all of the Ordinary Shares described in this Section 5.7.1 has been in compliance with the laws of the British Virgin Islands.  All issued and outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

5.7.2        Issuance of Company Ordinary Shares in Merger. The Company Ordinary Shares to be issued by the Company in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such Company Ordinary Shares will be fully paid and nonassessable.  Assuming the accuracy of the representations and warranties of the Chardan Shareholders, contained in Section 4 and Exhibit C hereto, the issuance of Company Ordinary Shares to the Chardan Shareholders pursuant to this Agreement will, when issued and paid for in accordance with the terms of this Agreement, be, to the knowledge of the Company, issued in accordance with exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration permit or qualification requirements of all applicable state securities laws.

5.7.3        No Redemption Requirements.  Except as contemplated by the Private Placement, there are no outstanding contractual obligations (contingent or otherwise) of the Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

5.8         Shareholders.  Schedule II contains a true and complete list of the names and addresses of the record and beneficial holders of all of the outstanding capital stock of the Company.

5.9         Compliance with Laws and Other Instruments.  Except as would not have a Material Adverse Effect, the Company has not received a notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Company and, to the knowledge of the Company, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated.  Except as would not have a Material Adverse Effect, the Company is not, and to the knowledge of the Company, is not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of its Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease or other instrument, commitment, obligation or arrangement to which the Company is a party or by which any of the Company properties, assets or rights are bound or affected.  To the knowledge of the Company, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which the Company is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof.

5.10       Certain Proceedings.  There is no pending Proceeding that has been commenced against the Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement, except for any Proceeding that would not have a Material Adverse Effect.  To the knowledge of the Company and the Shareholders, no such Proceeding has been threatened.

5.11         No Brokers or Finders.  Except as disclosed in Schedule 5.11, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and the Company will indemnify and hold Chardan Corp. harmless against any liability or expense arising out of, or in connection with, any such claim.

5.12         Board Recommendation.  The Company Board has determined that this Agreement and the transactions contemplated by this Agreement, are advisable and in the best interests of the Company and its Shareholders.

5.13         Intellectual Property.  Except as would not have a Material Adverse Effect, the Company owns or possesses all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations, and all rights with respect to the foregoing, which are necessary for the conduct of their business as now conducted without any conflict with the rights of others.

5.14         Due Diligence.  The Company has had the opportunity to perform all due diligence investigations of Chardan Corp. and its business that the Company has deemed necessary or appropriate and to ask all questions of the officers and directors of Chardan Corp. that the Company wished to ask.  The Company has reviewed sufficient information to allow it to make the satisfactory evaluation on the merits and risks of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Chardan Corp. set forth in this Agreement, on which the Shareholders and the Company have relied upon.

5.15         Financial Statements.  Attached as Schedule 5.15 are the Operating Company’s audited consolidated financial statements for the periods ended December 31, 2008 and 2009, including, in each case, the notes thereto (the “Operating Company Audited Financial Statements”) and the unaudited consolidated financial statements for the three and six months ended June 30, 2010 (the “Operating Company Unaudited Financial Statements,” and together with the Operating Company Audited Financial Statements, the “Financial Statements”).

5.16         Absence of Undisclosed Liabilities.  Except as set forth on Schedule 5.16, the Company has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date in excess of eight million dollars, except to the extent set forth on or reserved against on the Operating Company Audited Financial Statements and the Operating Company Unaudited Financial Statements.  Other than agreements contemplated herein and the MCP Agreements, the Company has not incurred any liabilities or obligations under agreements entered into, except in the usual and ordinary course of business, since June 30, 2010, it being understood that the lease and/or purchase of dredger vessels are in the ordinary course of the Company’s business.

5.17         Material Contracts.  The Company has made available to Chardan Corp. and Chardan Shareholders, prior to the date of this Agreement, true, correct and complete copies of material agreements, contracts, arrangements, leases, commitments or otherwise, of any of the Company and the Company Subsidiaries, of the type and nature that is required to be filed with the SEC (each a “Company Material Contract”).

5.18         Material Assets.  The Financial Statements reflect the material properties and assets (real and personal) owned or leased by the Company and the Subsidiaries.

5.19         Litigation; Orders.  There are no Actions (whether U.S. or non-U.S. federal, state, local or foreign) pending or, to the knowledge of the Company, threatened against or affecting any of the Company or its properties, assets, business or employees, except as would not have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.  To the knowledge of the Company and the Shareholders, there are no facts that might result in or form the basis for any such Action.

5.20         Interested Party Transactions.  Except as disclosed in the Financial Statements or on Schedule 5.20, no officer, director or stockholder of any of the Company or any affiliate or “associate” (as such term is defined in Rule 405 promulgated by the SEC under the Securities Act) of any such Person, have or have had, either directly or indirectly, (1) an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company and the Company Subsidiaries, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish the Company any goods or services; or (2) a beneficial interest in any contract or agreement to which any of the Company is a party or by which it may be bound or affected.

5.21         Stock Option Plans; Employee Benefits.

5.21.1      The Company does not have a stock option plan providing for the grant by it of stock options to directors, officers or employees.

5.21.2      Except as set forth on Schedule 5.21.2 hereto, the Company does not have any employee benefit plans or arrangements covering its present and former employees or providing benefits to such persons in respect of services provided to it.

5.21.3      Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of the Company, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from such companies, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual.  No agreement, arrangement or other contract of any of the Company provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Company.

5.22         Environmental and Safety Matters.  Except as set forth on Schedule 5.22 and except as would not have a Material Adverse Effect:

5.22.1      The Company has at all times been and is in compliance with all applicable Environmental Laws (as defined below).

5.22.2      There are no Actions pending or, to the knowledge of the Company, threatened against the Company alleging the violation of any Environmental Law (as defined below) or Environmental Permit applicable to any of the Company or alleging that the Company is a potentially responsible parties for any environmental damage or site contamination.

5.22.3      Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Authority or third Persons under any Law or other requirement relating to the environment, natural resources, or public or employee health and safety (“Environmental Laws”) applicable to the any of the Company and the Company Subsidiaries.

5.23         Employees; Labor Matters. The Company does not have any collective bargaining arrangements covering any of its employees.

5.24         Tax Returns and Payments.  Except as would not have a Material Adverse Effect, the Company has filed all Tax Returns required pursuant to applicable law to be filed with any applicable national-, state- and local-level governmental authority or regulatory body responsible for the imposition of any Tax (domestic or foreign) (a “Tax Authority”).  All such Tax Returns are accurate, complete and correct in all material respects, and the Company has timely paid all Taxes due, if any.  Except as would not have a Material Adverse Effect, the Company has withheld or collected from each payment made to each of its employees, if applicable, the amount of all Taxes (including foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority.

5.25         Disclosure.  This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by the Company, the HK Company and the PRC Companies or the Shareholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein in light of the circumstances under which they were made not misleading.

5.26         Foreign Corrupt Practices Act.  Except as would not have a Material Adverse Effect, the Company, or to the knowledge of the Company, any agent or other person acting on behalf of the Company has, directly or indirectly, (i) used any funds, or will use any proceeds from the sale of the Convertible Preferred Shares, for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any Person acting on their behalf of which the Company is aware) or any members of their respective management which is in violation of any applicable law, or (iv) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder which was applicable to the Company.

5.27         OFAC. None of the Company nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of any of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Convertible Preferred Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary of the Company, joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

5.28         Money Laundering Laws. To the knowledge of the Company, the operations of the Company have been conducted at all times in compliance with the money laundering requirements of all applicable governmental authorities and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental authority or any arbitrator involving any of the Company  with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

SECTION VI
REPRESENTATIONS AND WARRANTIES OF CHARDAN CORP. AND THE
CHARDAN SHAREHOLDERS

Subject to the disclosures contained in the relevant Schedules attached hereto, each of Chardan Corp. and the Chardan Shareholders hereby represent and warrant to the Company as follows:

6.1           Organization and Qualification.  Chardan Corp. is duly organized, validly existing and in good standing under the laws of British Virgin Islands, has all requisite corporate authority and power, governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it.  Chardan Corp. is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect.   Schedule 6.1 sets forth a true, correct and complete list of Chardan Corp.’s jurisdiction of organization and each other jurisdiction in which Chardan Corp. presently conducts its business or owns, holds and operates its properties and assets.  Chardan Corp. was duly organized as a Nevada corporation on September 26, 2008 and all such necessary action as required by the laws of both the state of Nevada and the British Virgin Islands has been taken to validly continue the company into the British Virgin Islands and no further action is required is required on the part of Chardan Corp. to perfect such continuation.

6.2           Subsidiaries.  Chardan Corp. does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

6.3           Organizational Documents.  True, correct and complete copies of the Organizational Documents of Chardan Corp. have been delivered to the Company prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents since such date of delivery.  Chardan Corp. is not in violation or breach of any of the provisions of its Organizational Documents.

6.4           Authorization.  Chardan Corp. has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which Chardan Corp. is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which Chardan Corp. is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which Chardan Corp. is a party.  The execution, delivery and performance by Chardan Corp. of this Agreement and each of the Transaction Documents to which Chardan Corp. is a party have been duly authorized by all necessary corporate action and do not require from the Chardan Corp. Board any consent or approval that has not been validly and lawfully obtained.  The execution, delivery and performance by Chardan Corp. of this Agreement and each of the Transaction Documents to which Chardan Corp. is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person other than such other customary filings with the Commission for transactions of the type contemplated by this Agreement and the Transaction Documents.

6.5           No Violation.  Neither the execution nor the delivery by Chardan Corp. of this Agreement or any Transaction Document to which Chardan Corp. is a party, nor the consummation or performance by Chardan Corp. of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Chardan Corp.; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which Chardan Corp. is a party or by which the properties or assets of Chardan Corp. are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which Chardan Corp., or any of the properties or assets owned or used by Chardan Corp., may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by Chardan Corp. or that otherwise relate to the business of, or any of the properties or assets owned or used by, Chardan Corp., except, in the case of clauses (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

6.6         Binding Obligations.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than Chardan Corp., this Agreement and each of the Transaction Documents to which Chardan Corp. is a party are duly authorized, executed and delivered by Chardan Corp. and constitutes the legal, valid and binding obligations of Chardan Corp., enforceable against Chardan Corp. in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

6.7         Capitalization and Related Matters.

6.7.1        Capitalization.  The authorized capital stock of Chardan Corp. consists of 50,000 Ordinary Shares, par value $0.001 per share, of which 50,000 Ordinary Shares are issued and outstanding as of the date hereof and no shares of Chardan Corp.’s Class A Preferred Shares are issued and outstanding. All issued and outstanding shares of Chardan’s Ordinary Shares immediately prior to Merger are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights.  There are no outstanding options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require Chardan Corp. to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock.  There are no outstanding shareholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of Chardan Corp.  The issuance of all of the shares of Chardan’s Ordinary Shares described in this Section 6.7.1 have been in compliance with U.S. federal and state securities laws and state corporate laws and no shareholder of Chardan Corp. has any right to rescind or bring any other claim against Chardan Corp. for failure to comply under the Securities Act, or state securities laws.

6.7.2        No Redemption Requirements.  Other than as contemplated by the Purchase Agreement related to the Private Placement, there are no outstanding contractual obligations (contingent or otherwise) of Chardan Corp. to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Chardan Corp. or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

6.8           Compliance with Laws.  The business and operations of Chardan Corp. have been and are being conducted in accordance with all applicable Laws and Orders.  Chardan Corp. has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting Chardan Corp. and, to the knowledge of Chardan Corp., no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated.  Chardan Corp. is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of Chardan Corp., any event or circumstance relating to Chardan Corp. that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits Chardan Corp. from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby.

6.9           Certain Proceedings.  There is no pending Proceeding that has been commenced against Chardan Corp. and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.  To the knowledge of Chardan Corp., no such Proceeding has been threatened.

6.10         No Brokers or Finders.  Except as disclosed in Schedule 6.10, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Chardan Corp. for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and after the Closing, Chardan Shareholders will indemnify and hold Chardan Corp. and the Company harmless against any liability or expense arising out of, or in connection with, any such claim.

6.11         Absence of Undisclosed Liabilities.  Except as set forth on Schedule 6.11 or in the SEC Documents, as hereafter defined, Chardan Corp. has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to Chardan Corp.) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date, except to the extent set forth on or reserved against on the Chardan Balance Sheet attached hereto as Schedule 6.11.  Other than as shown on the balance sheet as of September 30, 2010 and any updates thereto included on Schedule 6.11 or in the SEC Documents, any and all debts, obligations or liabilities with respect to directors and officers of Chardan Corp. and of Chardan Corp. to officers and directors will be cancelled prior to the Closing.  Chardan Corp. has not incurred any liabilities or obligations under agreements entered into, other than in the usual and ordinary course of business since September 30, 2010.

6.12         Changes.  Except as set forth on Schedule 6.12 or in the SEC Documents, Chardan Corp. has, conducted its business in the usual and ordinary course of business consistent with past practice and has not:

6.12.1      entered into any transaction other than in the usual and ordinary course of business, except for the redomestication to the British Virgin Islands to facilitate the consummation of the transactions contemplated by this Agreement, the Private Placement and each of the Transaction Documents;

6.12.2      suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business, none of which would have a Material Adverse Effect;

6.12.3      made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

6.12.4      created or permitted to exist any Lien on any material property or asset of Chardan Corp., other than Permitted Liens;

6.12.5      issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

6.12.6      declared, set aside, made or paid any dividend or other distribution to any of its shareholders;

6.12.7      terminated or modified any Material Chardan Contract, except for termination upon expiration in accordance with the terms thereof;

6.12.8      released, waived or cancelled any claims or rights relating to or affecting Chardan Corp. in excess of US $10,000 in the aggregate or instituted or settled any Proceeding involving in excess of US $10,000 in the aggregate;

6.12.9      paid, discharged or satisfied any claim, obligation or liability in excess of US $10,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the ordinary course of business;

6.12.10    created, incurred, assumed or otherwise become liable for any Indebtedness in excess of US $10,000 in the aggregate, other than professional fees;

6.12.11    guaranteed or endorsed in a material amount any obligation or net worth of any Person;

6.12.12    acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

6.12.13     changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP; or

6.12.14     entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

6.13       Material Chardan Contracts.  Chardan Corp. has provided to the Company, prior to the date of this Agreement, true, correct and complete copies of each written Material Chardan Contract, including each amendment, supplement and modification thereto.

6.13.1      No Defaults.  Each Material Chardan Contract is a valid and binding agreement of Chardan Corp. that is party thereto, and is in full force and effect.  Chardan Corp. is not in breach or default of any Material Chardan Contract to which it is a party and, to the knowledge of Chardan Corp., no other party to any Material Chardan Contract is in breach or default thereof.  No event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Chardan Contract or (b) permit Chardan Corp. or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Chardan Contract.  Chardan Corp. has not received notice of the pending or threatened cancellation, revocation or termination of any Material Chardan Contract to which it is a party.  There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Chardan Contract.

6.14       Employees.

6.14.1       Except as set forth on Schedule 6.14.1, Chardan Corp. has no employees, independent contractors or other Persons providing services to them.  Except as would not have a Material Adverse Effect, Chardan Corp. is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, and occupational safety and health.  Chardan Corp. is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

6.14.2       No director, officer or employee of Chardan Corp. is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other Person that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director, officer or employee of Chardan Corp. or (b) the ability of Chardan Corp. to conduct its business.  Except as set forth on Schedule 6.14.2, each employee of Chardan Corp. is employed on an at-will basis and Chardan Corp. does not have any contract with any of its employees which would interfere with its ability to discharge its employees.

6.15       Tax Returns and Audits.

6.15.1      Tax Returns.  Chardan Corp. has filed all material Tax Returns required to be filed (if any) by or on behalf of Chardan Corp. as of the Closing Date and has paid all material Taxes of Chardan Corp. required to have been paid on or prior to the Closing Date (whether or not reflected on any Tax Return).  All such Tax Returns are accurate, complete and correct in all material respects. Chardan Corp. has duly withheld and paid all Taxes required to have been withheld and paid by Chardan Corp. on or prior to the Closing Date. No Governmental Authority in any jurisdiction has made a claim, assertion or threat to Chardan Corp. that Chardan Corp. is or may be subject to taxation by such jurisdiction; there are no Liens with respect to Taxes on Chardan Corp.’s property or assets other than Permitted Liens; and there are no Tax rulings, requests for rulings, or closing agreements relating to Chardan Corp. for any period (or portion of a period) that would affect any period after the date hereof.  Notwithstanding the foregoing, Chardan Corp. represents that as of the Closing Date, it will be treated as a domestic corporation for U.S. federal income tax purposes, and it expects to be required to file a final U.S. federal income Tax Return (and applicable state and local Tax Returns)covering the period from January 1, 2010 through and including the Closing Date (the “Final Tax Returns”).

6.15.2      No Adjustments, Changes.  Neither Chardan Corp. nor any other Person on behalf of Chardan Corp. (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

6.15.3      No Disputes.  There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of Chardan Corp., nor is any such claim or dispute pending or contemplated.  Chardan Corp. has delivered to the Company true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by Chardan Corp., if any, since its inception and any and all correspondence with respect to the foregoing.

6.15.4      Not a U.S. Real Property Holding Corporation.  Chardan Corp. is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

6.15.5      No Tax Allocation, Sharing.  Chardan Corp. is not and has not been a party to any Tax allocation or sharing agreement and is not liable for the Taxes of any other Person, including as a member of a Tax Group, by contract or otherwise.

6.15.6      No Other Arrangements.  Chardan Corp. is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code.  Chardan Corp. is not a “consenting corporation” within the meaning of Section 341(f) of the Code.  Chardan Corp. does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code.  Chardan Corp. does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter.  During the last two years, Chardan Corp. has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code.  Chardan Corp. is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

6.16        Material Assets.  The financial statements of Chardan Corp. set forth in the SEC Documents reflect the material properties and assets (real and personal) owned or leased by Chardan Corp.

6.17        Litigation; Orders.  There is no Proceeding (whether federal, state, local or foreign) pending or, to the knowledge of Chardan Corp., threatened against or affecting Chardan Corp. or any of Chardan Corp.’s properties, assets, business or employees.  To the knowledge of Chardan Corp., there is no fact that might result in or form the basis for any such Proceeding.  Chardan Corp. is not subject to any Orders.

6.18        Licenses.  Chardan Corp. possesses from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for Chardan Corp. to engage in its business as currently conducted and to permit Chardan Corp. to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “Chardan Permits”).  Chardan Corp. has not received notice from any Governmental Authority or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for Chardan Corp. to engage in its business as currently conducted and to permit Chardan Corp. to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets.  Chardan Permits are valid and in full force and effect.  No event has occurred or circumstance exists that may (with or without notice or lapse of time):  (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Chardan Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Chardan Permit.  Chardan Corp. has not received notice from any Governmental Authority or any other Person regarding:  (a) any actual, alleged, possible or potential contravention of any Chardan Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Chardan Permit.  All applications required to have been filed for the renewal of such Chardan Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Chardan Permits have been duly made on a timely basis with the appropriate Persons.  All Chardan Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

6.19         Interested Party Transactions.  Except as set forth on Schedule 6.19 or the SEC Documents, no officer, director or shareholder of Chardan Corp. or any Affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, has or has had, either directly or indirectly, (1) an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by Chardan Corp., or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish Chardan Corp. any goods or services; or (2) a beneficial interest in any contract or agreement to which Chardan Corp. is a party or by which it may be bound or affected.

6.20         Governmental Inquiries.  Chardan Corp. has provided to the Company a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by Chardan Corp. from any Governmental Authority, and Chardan Corp.’s response thereto, and each material written statement, report or other document filed by Chardan Corp. with any Governmental Authority.

6.21         Bank Accounts and Safe Deposit Boxes.  Except as set forth on Schedule 6.21, Chardan Corp. does not have any bank or other deposit or financial account, nor does Chardan Corp. have any lock boxes or safety deposit boxes.

6.22         Intellectual Property.  Chardan Corp. does not own, use or license any Intellectual Property in its business as presently conducted.

6.23         Title to Properties.  Chardan Corp. owns (with good and marketable title in the case of real property) or holds under valid leases the rights to use all real property, plants, machinery, equipment and other personal property necessary for the conduct of its business as presently conducted, free and clear of all Liens, except Permitted Liens.

6.24         SEC Documents; Financial Statements.  Except as set forth on Schedule 6.24, Chardan Corp. has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three (3) years preceding the date hereof (or such shorter period as Chardan Corp. was required by law to file such material) (the foregoing materials being collectively referred to herein as the “SEC Documents”).  As of their respective dates, the SEC Documents and any registration statements filed under the Securities Act (the “Registration Statements”) complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents or Registration Statements, when filed, or corrected by a subsequent filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  All Material Chardan Contracts to which Chardan Corp. is a party or to which the property or assets of Chardan Corp. are subject have been appropriately filed as exhibits to the SEC Documents and the Registration Statements as and to the extent required under the Exchange Act and the Securities Act, as applicable.  The financial statements of Chardan Corp. included in the Registration Statement and the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of Chardan Corp. as at the dates thereof and the results of its operations and cash flows for the periods then ended. The disclosure set forth in the SEC Documents and Registration Statements regarding Chardan Corp.’s business is current and complete and accurately reflects operations of Chardan Corp. as it exists as of the date hereof.

6.25       Stock Option Plans; Employee Benefits.

6.25.1       Chardan Corp. has no stock option plans providing for the grant by Chardan Corp. of stock options to directors, officers or employees.

6.25.2       Chardan Corp. has no employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided Chardan Corp.

6.25.3       Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of Chardan Corp., will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from Chardan Corp., (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual.  No agreement, arrangement or other contract of Chardan Corp. provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of Chardan Corp.

6.26         Money Laundering Laws.  The operations of Chardan Corp. is and has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving Chardan Corp. with respect to the Money Laundering Laws is pending or, to the knowledge of Chardan Corp., threatened.

6.27         Board Recommendation.  Chardan Corp.’s Board, by unanimous written consent, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Chardan Corp.’s shareholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

6.28         No Material Adverse Effect.  Since September 30, 2010, Chardan Corp. has not suffered a Material Adverse Effect.

6.29       Foreign Corrupt Practices Act.  Neither Chardan Corp., nor to the knowledge of Chardan Corp., any agent or other person acting on behalf of Chardan Corp., has, directly or indirectly, (i) used any funds, or will use any proceeds from the sale of the Convertible Preferred Shares, for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Chardan Corp. (or made by any Person acting on their behalf of which Chardan Corp. is aware) or any members of management which is in violation of any applicable law, or (iv) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder which was applicable to Chardan Corp.

6.30       Due Diligence.  Chardan Corp. has had the opportunity to perform all due diligence investigations of the Company, its Subsidiaries and its business that Chardan Corp. has deemed necessary or appropriate and to ask all questions of the officers and directors of the Company that Chardan Corp. wished to ask.  Chardan Corp. has reviewed sufficient information to allow it to make the satisfactory evaluation on the merits and risks of the transactions contemplated by this Agreement.

SECTION VII
COVENANTS AND AGREEMENTS OF THE PARTIES

7.1         SEC Documents.  From and after the Closing Date, in the event the Commission notifies the Company of its intent to review any SEC Document filed prior to the Closing Date or the Company receives any oral or written comments from the Commission with respect to any SEC Document filed prior to the Closing Date or any disclosure regarding the Company’s business or operations, as in existence through the date hereof in any SEC Document or registration statement filed after the Closing Date, the Company shall promptly notify Chardan Shareholders and Chardan Shareholders shall fully cooperate with the Company in connection with such review and response.

7.2         Other Actions.

7.2.1        Prior to Closing, the Company shall have prepared and delivered to Chardan Corp. the Shell Company Report on Form 20-F announcing the Closing, which shall include all information required by such form, any other information required in connection with Chardan Corp. ceasing to be a shell company as a result of the Merger, the U.S. GAAP Financial Statements and the Pro Forma Financial Statements (as defined below) (“Transaction Form 20-F”) in a format acceptable for EDGAR filing.  Prior to Closing, the Company shall prepare the press release announcing the consummation of the Merger hereunder (“Press Release”).  The Company shall file the Transaction Form 20-F with the SEC within the legally required time period and shall concurrently distribute the Press Release.

7.2.2        Prior to the Closing, the Company shall have delivered to Chardan Corp. pro forma consolidated financial statements for the Company, and pro forma consolidated financial statements for the Company and Chardan Corp. giving effect to the Merger, for such periods as required by the SEC to be included in a Form 20-F or any other report or form required to be filed with the SEC at or after Closing with respect to the Merger, all prepared in all material respects with the published rules and regulations of the SEC and in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved  (the “Pro Forma Financial Statements”).  The Pro Forma Financial Statements shall have been reviewed by the Company’s independent accountants and shall be in a format acceptable for inclusion in the Transaction Form 20-F.

7.3         Post-Closing SEC Reports and Inquiries.  Chardan Corp. has engaged the firm of Anslow & Jaclin to coordinate the filing of its Transition Report under the Exchange Act (the “Transition Report”) for the period October 1, 2009 to January 31, 2010 (“Transition Period”) in connection with Chardan Corp.’s change in fiscal year end to January 31 and in connection with the filing of its quarterly report on Form 10-Q for the quarter ended June 30, 2010 (“Chardan 10-Q”) and has engaged the firm of Webb & Company, P.A., to audit the Transition Period in connection with the preparation of the Transition Report and to review the Chardan 10-Q.  Upon the request of the Company, after the Closing Date, the Chardan Shareholders shall provide such information that is requested by the Company, including information, filings, reports, financial statements or other circumstances of Chardan Corp. occurring, reported or filed prior to the Closing, as may be necessary or required by the Company for the preparation of the post-Closing Date reports that the Company is required to file with the Commission to remain in compliance and current with its reporting requirements under the Exchange Act, including the Transition Report if the Transition Report has not been filed prior to the Closing Date, or filings required to address and resolve matters as may relate to the period prior to the Closing and any Commission comments relating thereto or any Commission inquiry thereof.

7.4         Transfers.  Except for the shares listed in Schedule I and as contemplated by the Transaction Documents, none of Chardan Shareholders or the Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the shares owned by them.

SECTION VIII
CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER

8.1         The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

8.1.1         No Injunctions or Restraints; Illegality.   No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on the terms, and conferring upon the Company all of the rights and benefits, as contemplated herein, nor shall any proceeding brought by any governmental authority seeking any of the foregoing be pending, and there shall not be any action taken, or any law or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on the terms, and conferring upon the Company all of the rights and benefits, as contemplated herein illegal.

8.1.2         Readiness of the Transaction Form 20-F.  A draft of the Transaction Form 20-F will have been circulated to each party and in a format acceptable for EDGAR filing with the SEC prior to the Closing.

SECTION IX
CONDITIONS PRECEDENT OF CHARDAN CORP.

The obligations of Chardan Corp. to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Chardan Corp., in whole or in part:

9.1         Accuracy of Representations and Warranties.  The representations and warranties of the Company and the Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.  The representations and warranties of the Company and the Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are qualified as to materiality shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

9.2         No Force Majeure Event.  There shall not have been any delay, error, failure or interruption in the conduct of the business of the Company, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

9.3         Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company and/or the Shareholders for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Company or the Shareholders, as the case may be, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Company.

9.4         Certificate of Officer.  The Company will have delivered to Chardan Corp. a certificate executed by an officer of the Company, certifying the satisfaction of the conditions specified in Sections 9.1 relating to the Company.

9.5         Certificate of Shareholders.  Each Shareholder will have delivered to Chardan Corp. a certificate executed by such Shareholder, if a natural person, or an authorized officer of the Shareholder, if an entity, certifying the satisfaction of the conditions specified in Section 9.1 relating to such Shareholder.

9.6         Private Placement.  The definitive documentation with respect to the Private Placement and the financing contemplated thereby shall have been finalized for execution by the parties thereto immediately following consummation of the Merger.

9.7         Documents.  The Company and the Shareholders must deliver to Chardan Corp. at the Closing:

9.7.1        a Secretary’s Certificate, dated the Closing Date certifying attached copies of (A) the Organizational Documents of the Company, (B) the resolutions of the Company Board approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of the Company signing this Agreement and any other agreement or instrument contemplated hereby to which the Company is a party;

9.7.2        a Certificate of Good Standing of the Company that is dated within five (5) business days of the Closing;

9.7.3        each of the Transaction Documents to which the Company and/or the Shareholders is a party, duly executed; and

9.7.4        the following legal opinions:  (i) the opinion of  Maples & Calder, BVI counsel to the Company, in substantially the form of Exhibit D-1 attached hereto; (ii) the opinion of DaCheng, PRC counsel to the Company, in substantially the form of Exhibit D-2 attached hereto; and (iii) the opinion of Loeb & Loeb LLP, US counsel to the Company, in substantially the form of Exhibit D-3.

9.8         No Proceedings.  There must not have been commenced or threatened against Chardan Corp., the Company or any Shareholder any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

9.9         No Claim Regarding Stock Ownership or Consideration.  There must not have been made or threatened by any Person, any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Company Shares or any other stock, voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Chardan Ordinary Shares.

SECTION X
CONDITIONS PRECEDENT OF THE COMPANY
AND THE SHAREHOLDERS

The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company, in whole or in part:

10.1       Accuracy of Representations and Warranties.  The representations and warranties of Chardan Corp. and Chardan Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.  The representations and warranties of Chardan Corp. and Chardan Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are qualified as to materiality shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

10.2       No Force Majeure Event.  There shall not have been any delay, error, failure or interruption in the conduct of the business of Chardan Corp., or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

10.3       Consents.

10.3.1      All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Chardan Corp. for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by Chardan Corp., except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Company or Chardan Corp.

10.4       Certificate of Officer.  Chardan Corp. will have delivered to the Company a certificate, dated the Closing Date, executed by an officer of Chardan Corp., certifying the satisfaction of the conditions specified in Sections 10.1 relating to Chardan Corp.

10.5       Certificate of Chardan Shareholders.  Chardan Shareholders will have delivered to the Company a certificate, dated the Closing Date, executed by such Chardan Shareholders, certifying the satisfaction of the conditions specified in Section 10.1 relating to Chardan Shareholders and a duly executed IRS Form W-9 or W-8, as applicable..

10.6       Documents.  Chardan Corp. must have caused the following documents to be delivered to the Company and/or the Shareholders:

10.6.1       a Secretary’s Certificate, dated the Closing Date certifying attached copies of (A) the Organizational Documents of Chardan Corp., (B) the resolutions of Chardan Corp.’s Board approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of Chardan Corp. signing this Agreement and any other agreement or instrument contemplated hereby to which Chardan Corp. is a party;

10.6.2       a Certificate of Good Standing of Chardan Corp. that is dated within five (5) business days of the Closing;

10.6.3       each of the Transaction Documents to which Chardan Corp. is a party, duly executed;

10.6.4       the following legal opinions:  (i) the opinion of Forbes Hare, BVI counsel to Chardan Corp., substantially in the form of Exhibit E-1 and (ii) the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC, US counsel to Chardan Corp., substantially in the form attached as Exhibit E-2;

10.6.5       such other documents as the Company may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Chardan Corp. pursuant to Section 10.1, (ii) evidencing the performance by Chardan Corp. of, or the compliance by Chardan Corp. with, any covenant or obligation required to be performed or complied with by Chardan Corp., (iii) evidencing the satisfaction of any condition referred to in this Section 10, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

10.7       No Proceedings.  Since the date of this Agreement, there must not have been commenced or threatened against Chardan Corp., the Company or any Shareholder, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the date of this Agreement) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

10.8       No Claim Regarding Stock Ownership or Consideration.  There must not have been made or threatened by any Person, other than persons listed on Schedule I hereto any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of Company Ordinary Shares or any other stock, voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of Chardan Ordinary Shares.

10.9        Expenses.  Chardan Corp. will have paid in full all of its expenses and fees incurred in connection with the transactions related to this Agreement, including but not limited to attorneys’ fees, auditors fees, government fees and any other cost or expense incurred prior to the Closing Date or related to the post-closing SEC reports and inquiries referenced in Section 7.3 hereof (collectively, the “Chardan Corp. Expenses”).

SECTION XI
INDEMNIFICATION; REMEDIES

11.1        Survival.  All representations, warranties, covenants, and obligations made by Chardan Corp. or Chardan Shareholders in this Agreement, and in any certificate or other agreements delivered by Chardan Corp. or the Chardan Shareholders pursuant to this Agreement shall survive for such period of time as the representations, warranties and covenants made by the Company to the Purchasers in the Purchase Agreement shall survive, except that any representations, warranties covenants and obligations with respect to Taxes shall expire sixty (60) days after the expiration of the applicable statute of limitations period (the “Survival Period”).  The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

11.2        Indemnification in favor of the Company and the Shareholders.  From and after the Closing Date until the expiration of the Survival Period, Chardan Shareholders will severally indemnify and hold harmless the Company and the Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (hereinafter referred to individually as a “Company Indemnified Person”) from and against any and all Damages arising out of any (i) any breach of representation or warranty made by Chardan Corp. or Chardan Shareholders in this Agreement, and in any certificate delivered by Chardan Corp. or Chardan Shareholders pursuant to this Agreement, (ii) any breach by Chardan Corp. or Chardan Shareholders of any covenant, obligation or other agreement made by Chardan Corp. or Chardan Shareholders in this Agreement, (iii) any third-party claim based on any acts or omissions by Chardan Corp. or Chardan Shareholders from the date hereof through and including the Closing Date and (iv) any breach of the obligations of disclosing true, correct and entire information pursuant to the term of this Agreement.  Notwithstanding anything to the contrary contained herein, Chardan Shareholders’ total indemnification obligations under this Section 11.2 shall be limited to and shall not under any circumstances exceed the lesser of (A) $2,500,000 or (B) the amount actually realized, net of taxes, by Chardan Shareholders from the sale of the Company Shares.

11.3       Tax Indemnification.  Notwithstanding anything to the contrary contained herein, the Chardan Shareholders shall be responsible at their sole cost and expense for the preparation and timely filing of the Final Tax Returns, and for timely paying any Tax shown as due on the Final Tax Returns; provided that the Company and its accountants shall be given a reasonable opportunity to review and comment on such Tax Returns prior to the filing thereof and shall be given copies of such Tax Returns promptly after the filing thereof, and the Company and the Chardan Shareholders shall cooperate with each other in the preparation of such Tax Returns and in any Tax proceedings relating thereto.  The Chardan Shareholders shall also indemnify and hold harmless each Company Indemnified Person from and against any and all Damages arising from any Taxes of Chardan Corp. attributable to any taxable period (or portion thereof) ended or ending on or prior to the Closing Date.  In the event that the Company receives a notice of any Tax examinations, claims, adjustments or other proceedings that affect any of the Tax liabilities of Chardan Corp. for any such tax periods, the Company shall provide a copy of such notice to the Chardan Shareholders within five business days of the receipt of such notice, and the Chardan Shareholders shall be entitled at their sole cost and expense to handle, control and compromise or settle all such proceedings for Taxes for which it is required to indemnify a Company Indemnified Person pursuant to this Section 11.3; provided that the Chardan Shareholders shall be responsible for paying, and shall indemnify and hold harmless each Company Indemnified Person for, any and all Taxes or other Damages arising out of or resulting from any such Tax proceedings.

SECTION XII
GENERAL PROVISIONS

12.1       Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.  For purposes of clarification, Chardan Corp. acknowledges that the Company will not assume the payment of any of the Chardan Corp. Expenses, which payment shall be the sole obligation of Chardan Corp. prior to the Merger and the Chardan Shareholders, after the Merger as set forth in Section 10.9 hereof.

12.2       Confidentiality.

12.2.1      Subject to Section 12.2.2 below, Chardan Corp., Chardan Shareholders, the Shareholders and the Company will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

12.2.2       In the event that any party is required to disclose any information of another party pursuant to clause (b) or (c) of Section 12.2.1, the party requested or required to make the disclosure (the “disclosing party”) shall provide the party that provided such information (the “providing party”) with prompt notice of any such requirement so that the providing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 12.2.  If, in the absence of a protective order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party’s information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party’s information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the providing party’s information.

12.3       Notices.  All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, upon the business day of delivery (as evidenced by a receipt signed by the receiving party), (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine).  If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 12.4), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender).  All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to Chardan Corp.:	with a copy, which shall not constitute notice, to:
Chardan Acquisition Corp.
c/o Codan Trust Company Romasco Place	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC
Wickhams Cay 1	666 Third Avenue
P.O. 3140	New York, New York 10017
Road Town	Attention: Kenneth R. Koch, Esq.
Tortola, British Virgin Islands VG1110	Telephone No.: (212) 935-3000
Facsimile No.: (212) 983-3115
If to the Company:	with a copy, which shall not constitute notice, to:
CHINA DREDGING GROUP CO., LTD.	Loeb & Loeb LLP
Floor 18, Tower A, Zhongshan	345 Park Avenue
Building, No. 154, Hudong Road, Gulou District,	New York, NY 10154 Attention: Mitchell S. Nussbaum, Esq.
Fuzhou City, Fujian Province, PRC	Telephone No.: (212) 407-4159
Facsimile No.: (212) 407-4990

12.4         Arbitration.  Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in the City of New York, County of New York in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction.

12.5         Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.6         Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.7         Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

12.8         Assignments, Successors, and No Third-Party Rights.  No party may assign any of its rights under this Agreement without the prior consent of the other parties.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties.  Except as set forth in Section 11.3 hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.9         Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.10       Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.11       Governing Law.  This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

12.12       Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Merger as of the date first written above.

Chardan Acquisition Corp.	Chardan Shareholders:

Kerry Propper
Signed:
Printed name: Congyan Xue	Signed:
Title: CEO
Chardan Capital Markets, LLC

Signed:
Printed name: Kerry Propper
Title: President

CHINA DREDGING GROUP CO., LTD.

Signed:
Printed name:
Title:

Company Shareholders:

VENUS SEED CO., LTD.	MARS HARVEST CO., LTD.

Signed:	Signed:
Printed name:	Printed name:
Title:	Title:

SATURN GLORY CO., LTD.	REGENT FILL INVESTMENT GROUP LIMITED
Signed:	Signed:
Printed name:	Printed name:
Title:	Title:

DING NAN	YU JIANLIANG

Signed:	Signed:

POYING HOLDINGS LIMITED

Signed:
Printed name:
Title: